NEWS

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IMMEDIATE RELEASE

FORD FURTHER CUTS TRUCK PRODUCTION AS DEMAND SLOWS; MORE CARS, CROSSOVERS, FUEL-SAVING POWERTRAINS ADDED

Next-generation European Ford Focus and Fiesta small cars reach North America in 2010

•	North American large truck and SUV production further reduced for remainder of 2008; new Ford F-150 pickup introduction timing adjusted due to market conditions and current-model sell-down

•	Production reductions will be achieved through additional downtime, shift reductions and line-speed actions at Ford’s large truck and SUV assembly plants

•	Production will increase for the Ford Focus sedan and Ford Escape and Mercury Mariner small utility vehicles

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Next-generation, European Ford Focus and Fiesta small cars to begin production in North America in 2010, as Ford confirms it is revising its product plan to add more small cars, crossovers and fuel-efficient powertrains, including many from Ford’s acclaimed European lineup

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More details and an updated outlook will be provided during Ford’s second-quarter financial report in July; it is clear, however, that 2008 Automotive results will be worse than 2007, cash outflows will be greater than previous guidance and, unless the economy improves, it will be difficult for Ford to break even companywide on a pre-tax basis in 2009, excluding special items

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Ford Motor Credit Company will incur a pre-tax loss this year – excluding any potential payment related to Ford’s profit maintenance agreement – primarily due to further weakness in large truck and SUV auction values; Ford Credit no longer plans a distribution payment to Ford in 2008

DEARBORN, Mich., June 20, 2008 – Ford Motor Company [NYSE: F] today said it is making further reductions to its North American truck production plan while adding more small cars, crossovers and fuel-efficient powertrains, as the company responds to the continued deterioration in the U.S. business environment and the accelerated shift away from large trucks and SUVs.

“As gasoline prices average more than $4 a gallon and consumers worry about the weak U.S. economy, we see June industry-wide auto sales slowing further and demand for large trucks and SUVs at one of the lowest levels in decades,” said Ford President and CEO Alan Mulally.  “Ford has taken decisive action to respond to this accelerating shift in customer demand away from large trucks and SUVs to smaller cars and crossovers, and we will continue to act swiftly moving forward.”

Ford now expects U.S. industry volume in 2008 – including medium and heavy vehicles – to be between 14.7 million and 15.2 million units, compared with the previous assumption of 15 million to 15.4 million units.  Accordingly, in the third quarter, Ford now plans to produce 475,000 vehicles, a reduction of 50,000 units from previously announced plans and a decline of 25 percent compared with the 2007 third quarter.  In the fourth quarter, Ford plans to produce 550,000 to 590,000 units, a reduction of 40,000 units from previously announced plans and a decline of 8 to 14 percent compared with the 2007 fourth quarter.

In parallel, Ford is adjusting the public introduction timing of the new 2009 Ford F-150 by approximately two months due to the industry-wide slowdown in the U.S. truck market and the need to sell down dealer inventory of the current model.  The new F-150 now will go on sale in late fall.

“The new 2009 F-150 raises the bar yet again on capability, quality and durability, and we know core truck customers are eagerly awaiting its arrival,” said Mark Fields, Ford’s President of The Americas.  “Our plan all along has been to introduce the new F-150 after our dealers had a chance to sell down inventory of the existing model, and – with the current slowdown in the marketplace – we decided it was prudent to adjust the start of public sale for the new truck by about two months.”

With these actions, Ford said it now is clear that 2008 pre-tax Automotive results will be worse than 2007, cash outflows to fund operating losses and restructuring will be greater than previous guidance and, unless the economy improves, it will be difficult for Ford to break even companywide on a pre-tax basis in 2009, excluding special items.  Ford North America still expects to reduce annual operating costs by about $5 billion by the end of 2008 – at constant volume, mix and exchange, and excluding special items – compared with 2005.

Ford Motor Credit Company now will incur a pre-tax loss this year – excluding any potential payment related to Ford’s profit maintenance agreement – primarily due to further weakness in large truck and SUV auction values.  Ford Credit no longer is planning a distribution payment to Ford in 2008.

Ford said it will provide more details on changes to its overall plan when it announces second-quarter financial results in July.  In the meantime, Ford is taking the following production actions:

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Production of the 2009 F-150 now will begin in August at Kansas City Assembly Plant and in September at Dearborn Truck.  One shift will be eliminated at both Kansas City (from two to one) and Dearborn (from three to two).  Dearborn Truck will be idled most of the third quarter.

•	Michigan Truck Plant will be idled for nine consecutive weeks beginning the week of June 23, in line with demand for the company’s full-size SUVs.
•	One shift of production will be eliminated at Louisville Assembly Plant for mid-size SUVs in the third quarter.
•	The line speed will be reduced at Kentucky Truck Plant for large pickups in the third quarter.
•	The line speed will be reduced at Chicago Assembly in the third quarter for full-size sedans.
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Production will wind down at Cuautitlan Assembly Plant in Mexico by the end of 2008.  The plant, which now produces large pickups, will be retooled for production of the new Fiesta small car for North America beginning in early 2010.

Ford also is taking the following actions to increase capacity in the third quarter:

•	Oakville Assembly will add a third shift for production of the Ford Edge, Lincoln MKX and all-new 2009 Ford Flex crossovers.
•	Kansas City Assembly Plant’s line that produces the Ford Escape, Escape Hybrid and Mercury Mariner and Mariner Hybrid small utility vehicles will add a third shift.
•	Wayne Assembly Plant’s body and paint shops will add a third shift, and the line-speed will be increased for final assembly production of the popular Ford Focus small car.

Production at Ford’s stamping, engine and transmission plants is being adjusted in line with the changes in assembly capacity.

“We view the move to smaller, more fuel-efficient vehicles as permanent, and we are responding to customer demand,” Mulally said.  “In the near term, we are adjusting production to the actual demand – increasing small cars and crossovers and reducing large trucks and SUVs.  For the long term, we are moving fast to introduce more small cars, crossovers and fuel-efficient powertrains – including more hybrids – and we will adjust our manufacturing facilities to match our updated product lineup.”

Ford said it is uniquely positioned to build on its strength today as a crossover vehicle leader, while leveraging its small car expertise in Europe and bringing more of those vehicles to North America.

In addition to hatchback and sedan versions of the European-engineered Ford Fiesta small car that goes on sale in North America in early 2010, Ford is announcing today that four- and five-door versions of the next-generation European Ford Focus small car will be produced in North America beginning in late 2010.

The new Focus will be common with Europe, South America and Asia Pacific and represent the next generation of today’s successful European Focus.  Excellent fuel economy will be achieved through new highly efficient direct-injection engine technology and a new advanced six-speed transmission.

The new Focus and Fiesta – as well as other small cars and crossovers from Europe – will be part of an unprecedented period of new Ford product introductions that has only just begun in North America.  The new Ford Flex crossover and Lincoln MKS sedan went on sale this month, and the new F-150 goes on sale in late fall.  New versions of the Ford Fusion, Mercury Milan and Lincoln MKZ mid-size cars debut late this year, as do all-new hybrid versions of the Fusion and Milan.

By the end of this year, 70 percent of all Ford, Lincoln and Mercury products by volume in North America will be new or significantly upgraded compared with the 2006 models.  By the end of 2010, 100 percent of the product lineup will be new, including in 2009 the next-generation Mustang, new fuel-saving EcoBoost engines and new European Transit Connect.

“We remain absolutely committed to accelerating the development of the new products that customers want and value,” Mulally said.  “We sell some of the best smaller cars and utility vehicles in the world in our profitable European and South American operations, and our plan is to introduce these same vehicles in North America as quickly as possible.  This is an integral part of our plan to leverage our global assets and achieve our goal of profitable growth.”

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 244,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension, postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement Memorandum of Understanding with UAW to fund and discharge retiree health care obligations because of failure to obtain court approval or otherwise;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
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A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
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Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

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Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report.